Exhibit 4.5


$ _________________                         7667 Equitable Drive, Suite 101
                                            Eden Prairie, MN
                                            September 15, 1999


                                 PROMISSORY NOTE

         Inter-Con/PC, Inc. promises to pay to the order of ____________________ the sum of $ ____________________ ( ____________________ dollars) a rate of two points above prime. This note is convertible to the common shares of stock of Inter-Con/PC, Inc. at the rate of ____ ( ____ cent) per share at the option of ____________________ . The conversion price @____(cents) per share if converted equals to ____ shares of common stock that would be issued to __________________ ____________________ . This note is due on ____________________ and interest is payable monthly.

         The principal of this note may be repaid in whole or in part at any time from time to time without premium or penalty. At any time, the Payee may declare the Principal Balance hereof immediately due and payable.

         The Maker hereby waives presentment demand for payment, notice of dishonor, notice of protest, and all other notices or demands in connection with the delivery, acceptance or performance of, or default under this Note. This note shall be governed by and construed and enforced in accordance with the Laws of the State of (Minnesota), without regard to the principles of such state regarding conflicts of laws.

                                        Inter-Con/PC, Inc.


                                        By: _________________________
                                                 Michael P. Ferderer
                                                 Its: CEO


Sworn and subscribed to before me
This _____ day of September, 1999


 ____________________
    Notary Public


Money received by wire transfer to Firstel Federal Credit Union on ___ September 1999 at ___________AM / PM.



                                             _________________________
                                                  Michael P. Ferderer